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              JEFFERSON BANCSHARES, INC. ANNOUNCES 66% INCREASE IN
                  EARNINGS FOR THE QUARTER ENDED JUNE 30, 2007

Morristown, Tennessee -- (July 27, 2007) - Jefferson Bancshares, Inc. (Nasdaq:
JFBI), the holding company for Jefferson Federal Bank, announced net income of $598,000, or $0.10 per diluted share, for the quarter ended June 30, 2007 compared to net income of $359,000, or $0.06 per diluted share, for the quarter ended June 30, 2006. The increase in net income for the three-month period ended June 30, 2007 was the result of an increase in net interest income and noninterest income combined with a decrease in noninterest expense. Return on average assets and return on average equity for the three months ended June 30, 2007 were 0.71% and 3.24%, respectively, compared to 0.44% and 1.91% for the corresponding period in 2006.

For the year ended June 30, 2007, net income was $1.7 million, or $0.28 per diluted share, compared to $2.3 million, or $0.37 per diluted share, for the year ended June 30, 2006. The decrease in net income for the year ended June 30, 2007 was primarily the result of an increase in noninterest expense. The increase in noninterest expense reflects higher operating costs necessary to support our growth initiatives during the past year. Return on average assets and return on average equity for the year ended June 30, 2007 were 0.51% and 2.28%, respectively, compared to 0.75% and 2.99% for the year ended June 30, 2006.

Anderson L. Smith, President and Chief Executive Officer, commented, "We are pleased with our continued earnings improvement during the fiscal year. Earnings for the fourth quarter increased 66% over last year's fourth quarter as a result of our ongoing efforts to increase revenues while minimizing funding costs and operating expenses. We are excited about the recent opening of our second Knoxville office in the Bearden Hill area and the opportunity to serve the banking needs of our growing customer base in Knox County. We believe that the expansion of our consumer and business product lines, in addition to the investment we have made in new facilities and personnel, will position our company for future growth and profitability."

Net interest income increased $188,000, or 6.8%, to $3.0 million for the three months ended June 30, 2007 from the corresponding quarter in 2006. The interest rate spread and net interest margin for the quarter ended June 30, 2007 were 3.03% and 3.83%, respectively, compared to 2.95% and 3.71% for the same period in 2006. Interest income increased $516,000, or 10.5%, to $5.4 million for the quarter ended June 30, 2007 as a result of growth in the average balance of loans and an increase in interest rates. Interest expense increased $328,000, or 15.3%, to $2.5 million for the quarter ended June 30, 2007, primarily due to an increase in interest rates and an increase in the average balance of deposits.

For the year ended June 30, 2007, net interest income increased $187,000, or 1.7%, to $11.3 million compared to the prior year. The interest rate spread and net interest margin for the year ended June 30, 2007 were 2.93% and 3.73%, respectively, compared to 3.16% and 3.89% for the year ended June 30, 2006.

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Noninterest income increased $141,000, or 73.1%, to $334,000 for the three months ended June 30, 2007 compared to the corresponding 2006 period. There was no loss on sale of investment securities recorded in the three-month period ended June 30, 2007 compared to a loss of $168,000 for the same period in 2006. Mortgage origination fee income decreased $35,000, or 26.5%, to $97,000 for the three months ended June 30, 2007 due to a lower volume of loan originations. For the year ended June 30, 2007, noninterest income decreased $20,000, or 1.5%, to $1.4 million compared to the prior year. Loss on sale of investment securities was $29,000 for the year ended June 30, 2007 compared to a loss of $258,000 for the corresponding 2006 period. Mortgage origination fee income decreased $127,000, or 22.0%, to $451,000 for the year ended June 30, 2007. Gain on foreclosed real estate decreased $131,000, or 77.1%, to $39,000 for the year ended June 30, 2007.

Noninterest expense decreased $86,000, or 3.4%, to $2.4 million for the three-month period ended June 30, 2007 compared to the corresponding period in 2006 due to a decrease in compensation and benefits and advertising expense. For the year ended June 30, 2007, noninterest expense increased $1.1 million, or 12.5%, to $10.1 million primarily as a result of increases in compensation and benefits, occupancy expense and equipment and data processing expense.

Asset quality continues to be strong with nonperforming assets amounting to 0.15% of total assets at June 30, 2007, compared to 0.13% of total assets at June 30, 2006. Net charge-offs for the year ended June 30, 2007 were 0.09% of average loans, compared to 0.02% for the year ended June 30, 2006. The allowance for loan losses was $2.0 million, or 0.71% of total gross loans, at June 30, 2007 compared to $2.2 million, or 0.85% of total gross loans, at June 30, 2006. The provision for loan losses totaled $30,000 for the year ended June 30, 2007 as a result of growth in the loan portfolio, compared to a recovery of provisions for loan losses totaling $68,000 for the year ended June 30, 2006.

Total assets at June 30, 2007 were $339.7 million compared to $327.1 million at June 30, 2006. Net loans receivable increased $20.8 million, or 8.2%, to $274.9 million at June 30, 2007, primarily due to growth in commercial lending. Total deposits increased $21.2 million, or 10.7%, to $220.1 million at June 30, 2007 as a result of marketing efforts, promotions and certificate of deposit specials. The increase in deposits has provided funding for loan growth and reduced our reliance on Federal Home Loan Bank ("FHLB") advances during the year ended June 30, 2007. FHLB advances were $44.8 million at June 30, 2007, a decrease of $7.6 million, or 14.5%, compared to $52.4 million at June 30, 2006.

Total stockholders' equity decreased $899,000 to $73.6 million at June 30, 2007 due primarily to the repurchase of shares in the amount of $3.1 million. Stock repurchases for the three months ended June 30, 2007 totaled 43,227 shares at an average cost of $12.13 per share. On February 24, 2006, the Company announced its third stock repurchase program in which up to 690,261 shares, or 10% of the Company's outstanding common stock, may be repurchased. At June 30, 2007, 332,576 shares remained eligible for repurchase under the current stock repurchase program. The Company paid a $0.06 per share dividend to shareholders during the quarter ended June 30, 2007 totaling $385,000.

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Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally-chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen and Knox County. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421

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                           JEFFERSON BANCSHARES, INC.


                                        At                 At
                                  June 30, 2007      June 30, 2006
                                  -------------      -------------
                                       (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                         $339,703           $327,137
Loans receivable, net                 274,881            254,127
Cash and cash equivalents, and
  interest-bearing deposits             7,734             11,956
Investment securities                  27,278             31,845
Deposits                              220,082            198,843
Borrowings                             44,800             52,400
Stockholders' equity                   73,644             74,543



                                        Three Months Ended June 30,            Twelve Months Ended June 30,
                                         2007               2006                 2007               2006
                                     -------------      -------------        -------------      -------------
                                                     (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income                      $    5,417         $    4,901           $   21,004         $   18,092
Interest expense                          2,466              2,138                9,660              6,935
Net interest income                       2,951              2,763               11,344             11,157
Provision (Recovery) for loan losses          -                (68)                  30                (68)
Net interest income after
 provision for loan losses                2,951              2,831               11,314             11,225
Noninterest income                          334                193                1,355              1,375
Noninterest expense                       2,416              2,502               10,070              8,950
Earnings before income taxes                869                522                2,599              3,650
Total income taxes                          271                163                  908              1,320
Net earnings                                598                359                1,691              2,330

SHARE DATA:
Earnings per share, basic            $     0.10         $     0.06           $     0.28         $     0.37
Earnings per share, diluted          $     0.10         $     0.06           $     0.28         $     0.37
Dividends per share                  $     0.06         $    0.085           $     0.24         $    0.265
Weighted average shares:
  Basic                               5,916,839          6,115,760            5,977,094          6,345,549
  Diluted                             5,916,839          6,125,096            5,977,094          6,361,624




                                              Year Ended June 30,
                                           2007               2006
                                       -------------      -------------
                                            (Dollars in thousands)
ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period         $ 2,172            $ 2,293
Provision (recovery) for loan losses          30                (68)
Recoveries                                   127                193
Charge-offs                                 (374)              (246)
                                       -------------      -------------
Net Charge-offs                             (247)               (53)
                                       -------------      -------------
Allowance at end of period               $ 1,955            $ 2,172
                                       =============      =============
Net charge-offs to average
outstanding loans during the period         0.09%              0.02%



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

                                              Year Ended June 30,
                                           2007               2006
                                       -------------      -------------
                                            (Dollars in thousands)
NONPERFORMING ASSETS:
Nonaccrual loans:
  Real estate                             $  251             $  296
  Commercial business                          -                 49
  Consumer                                     -                  -
                                       -------------      -------------
    Total                                    251                345
                                       -------------      -------------
Real estate owned                            275                 74
Other nonperforming assets                     -                 16
                                       -------------      -------------
Total nonperforming assets                $  526             $  435
                                       =============      =============





                                                   Year Ended
                                        June 30, 2007       June 30, 2006
                                       ---------------      -------------
                                            (Dollars in thousands)
PERFORMANCE RATIOS:
Return on average assets                     0.51%              0.75%
Return on average equity                     2.28%              2.99%
Interest rate spread                         2.93%              3.16%
Net interest margin                          3.73%              3.89%
Efficiency ratio                            79.11%             69.97%
Average interest-earning assets to
  average interest-bearing liabilities      125.18%            130.28%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
  percent of total gross loans                0.71%              0.85%
Allowance for loan losses as a
  percent of nonperforming loans            778.88%            629.57%
Nonperforming loans as a percent
  of total loans                              0.09%              0.13%
Nonperforming assets as a percent
  of total assets                             0.15%              0.13%
